Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700
For Immediate Release
Constar International Inc. Announces the Appointment of
Grant H. Beard as CEO
Philadelphia, PA — September 14, 2010 — Constar International Inc. (NasdaqCM: CNST) today announced the appointment of Grant H. Beard as its new President and Chief Executive Officer, and as a Director. He is succeeding Ruth J. Mack who has been serving as the Company’s interim President and Chief Executive Officer since April 2010. Following a transition period, Ms. Mack will return as an outside Director of Constar’s Board of Directors, on which she has served since May 2009.
Mr. Beard comes to Constar from Anderson Group, the private equity firm out of Bloomfield Hills, MI where he was a Partner. Prior to that he was the President, CEO and Director of publicly-traded TriMas Corporation. Before that he was Chairman, President and CEO of Health Media Incorporated, now part of Johnson & Johnson. Previously, Mr. Beard served as President of Dana Holding Corporation’s Fluid Routings Division and Executive Vice President of Sales, Marketing and Corporate Development for Preferred Technical Group. Earlier in his career, he was a partner and principal of Anderson Group, an Executive Vice President/Manufacturing Partner at Oxford Group, the private merchant bank, and in the management development program at Chrysler Corporation.
L. White Matthews, III, Chairman of Constar’s Board of Directors, commented, “We are excited to welcome Grant. He has a proven track record as a successful executive leader. His broad expertise in customer service, operations and finance, as well as his entrepreneurial style, make him an ideal fit for Constar.”
“On behalf of the Board, I would like to thank Ruth Mack for stepping in and providing proactive leadership as interim CEO,” continued Mr. Matthews. “Ruth has been instrumental in guiding the Company during this interim period and I’m gratified that we will continue to benefit from her insight and experience as a member of our Board.”
Mr. Beard has a Bachelor’s of Science and M.B.A. in Finance from Miami University and an M.A. in International Economics from the University of Detroit.
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws, including statements regarding the intent, belief or current expectations of Constar and its management which are made with words such as “will,” “expect,” “believe,” and similar words. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the company to differ from expectations are identified from time to time in Constar’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings made prior to, on or after today. Constar does not intend to review, revise, or update any particular forward-looking statements in light of future events.

About Constar
Philadelphia, PA-based Constar International Inc. is a leading global producer and supplier of PET (polyethylene terephthalate) plastic containers for food and beverages. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies. Visit www.constar.net.
For more information, contact:
J. Mark Borseth
Executive Vice President, Chief Financial Officer
(215) 552-3772
Ed Bisno
Bisno Communications
(212) 717-7578
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